Exhibit 4.2

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT, dated as of 18 August, 2006 by and between (1) National Bank of Greece S.A., a société anonyme organized under the laws of the Republic of Greece (the “Purchaser”) and, (2) Fiba Holding A.S (“Fiba Holding”), Girisim Factoring A.S and Fiba Factoring Hizmetleri A.S, each a joint stock company organized under the laws of the Republic of Turkey (Fiba Holding, Girisim Factoring A.S. and Fiba Factoring Hizmetleri A.S., are collectively referred to as the “Fiba Shareholders”);

WITNESSETH THAT:

WHEREAS, pursuant to the Share Purchase Agreement (as defined below), the Purchaser agreed to acquire (the “Acquisition”) from the Sellers (as defined below) the Purchaser Shares (as defined below) representing 46% of the ordinary share capital and all of the Founders’ Shares (as defined below) of Finansbank A.S., a listed joint stock corporation organized under the laws of the Republic of Turkey (the “Company”), on the terms and conditions stated therein;

WHEREAS, Fiba Shareholders, following the Acquisition, continue to hold the Fiba Shares (as defined below) representing 9.68% of the ordinary share capital of the Company; and

WHEREAS, the Purchaser and Fiba Shareholders wish to set forth the terms and conditions for their cooperation as shareholders in the Company, including the terms governing the composition of the Board of Directors (as defined below) and certain other rights and obligations to each other.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below), intending to be bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.01     Definitions.—In this Agreement, each of the following terms shall have the meaning set forth below:

“Affiliate” : shall mean, with respect to any Person, an individual, corporation, partnership, firm, association, unincorporated organization or other entity directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this Agreement, Mr Hűsnű Őzyeğin and any Affilitate of Mr Hűsnű Őzyeğin shall be an Affiliate of the Sellers. For the purposes of this definition, “control” shall mean having or being subject to a Controlling Interest.

“Agreement” : shall mean this Shareholders’ Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Articles” : shall mean the articles of association of the Company in effect from time to time.

“Board of Directors” : shall mean the board of Directors of the Company.

“Business Day” : shall mean any calendar day other than a Saturday, Sunday or any other day on which credit institutions are authorized to close in Athens (Greece) and/or Istanbul (Turkey).

“Change of Control” : shall mean, with respect to the Purchaser, that the shares or other ownership interests of the Purchaser shall have been directly or indirectly transferred (either in one transaction or on a cumulative basis) and, after giving effect to such transfer, the direct or indirect ownership of 50% or more of the shares or other ownership interests of the Purchaser  belongs to a Person (alone or together with its Affiliates) other than the shareholders who directly or indirectly owned such shares or other ownership interests at the date of this Agreement.

“Closing Date” : shall have the meaning given to such term in the Share Purchase Agreement.

“CMB” : shall mean the Capital Markets Board (“Sermaye Piyasasi Kurulu”) of the Republic of Turkey.

“Company” : shall have the meaning ascribed to such term in the recitals.

“Directors” : shall mean the directors of the Company from time to time.

“Fiba Shares” : shall mean the Ordinary Shares owned by Fiba Shareholders as at the date of this Agreement (and following the transfer of the Purchaser Shares pursuant to the Acquisition), as may be reduced from time to time following the transfer of such Fiba Shares by the Fiba Shareholders pursuant to and in accordance with this Agreement or, after Closing, under the Share Purchase Agreement.

“Fiba Shares Offer Price” : shall have the meaning ascribed to such term in Section 2.03(A).

“Fiba Shareholders” : shall have the meaning ascribed to such term in the preamble to this Agreement (and, following the Closing Date, shall include their Affiliates to the extent any such Affiliate becomes a holder of Fiba Shares pursuant to the terms of this Agreement).

“Final Ordinary Share Consideration” shall have the meaning given to such term in the Share Purchase Agreement.

“Finansbank Shares” : shall mean the Fiba Shares and the Purchaser Shares collectively.

“Founders’ Shares” : shall have the meaning given in the Share Purchase Agreement.

“IFRS” : shall mean International Financial Reporting Standards as promulgated by the International Accounting Standards Board and as in force at the date to which the relevant financial statements are prepared.

“International Subsidiaries” : shall have the meaning ascribed to such term in the Share Purchase Agreement.

“Lien” and “Liens” : shall mean any mortgage, pledge, option, security interest, usufruct right, easement, conditional sale or other title retention agreement, attachment (whether preliminary, ordinary or an execution of a judgment), lien, charge of any kind, including any agreement to exercise voting rights, any agreement or derivatives transaction to give effect to any of the foregoing or other similar restriction or third-party rights, as the context may require.

“No Action Event” : shall have the meaning ascribed to such term in Section 2.03(A) or Section 2.03(B), as the context requires.

“Offered Fiba Shares” : shall have the meaning ascribed to such term in Section 2.03(A).

“Offered Purchaser Shares” : shall have the meaning ascribed to such term in Section 2.03(B).

“Offer Notice” : shall have the meaning ascribed to such term in Section 2.03(A).

“Ordinary Shares” : shall mean the issued and outstanding ordinary shares in the capital of the Company from time to time.

“Party” : shall mean Fiba Shareholders, or the Purchaser Shareholders, individually, and “Parties” shall mean Fiba Shareholders and the Purchaser Shareholders collectively.

“Person” : shall mean an individual, partnership, joint venture, company, trust, unincorporated organization, government or other entity.

“Purchase Price” : shall have the meaning given in the Share Purchase Agreement.

“Purchaser” : shall have the meaning assigned to such term in the preamble to this Agreement (including its Affiliates to the extent any such Affiliate becomes a Shareholder pursuant to the terms of this Agreement).

“Purchaser Shareholders” : means the Purchaser and any of its Affiliates to the extent any such Affiliate becomes a Shareholder pursuant to the terms of this Agreement.

“Purchaser Shares” : shall mean the Ordinary Shares owned by the Purchaser and any of its Affiliates pursuant to the Share Purchase Agreement and/or this Agreement.

“Purchaser Shares Offer Price” : shall have the meaning ascribed to such term in Section 2.03(B).

“Put/Call Option Price” : shall have the meaning given in Section 2.06.

“Sale” : shall have the meaning ascribed to such term in Section 2.01.

“Sellers” : shall mean Fiba Holding, Fina Holding A.S., Girisim Factoring A.S. and Fiba Factoring Hizmetleri A.S.

“Shareholders” : shall mean the owners of the Fiba Shares and the Purchaser Shares from time to time.

“Share Purchase Agreement” : shall mean the share purchase agreement between the Purchaser and the Sellers, dated 3 April, 2006.

“SPA Price per Ordinary Share” : shall mean the amount in USD which results from dividing the Final Ordinary Share Consideration by the number of Ordinary Shares purchased by the Purchaser under the Share Purchase Agreement at Closing.

“Tag/Drag Along Agreement” shall mean the agreement to be entered into between the Fiba Shareholders and the Purchaser on the date of this Agreement in the form of Exhibit I to this Agreement.

“Tender Offer” : shall have the meaning ascribed to such term in the Share Purchase Agreement.

“USD” : shall mean the lawful currency of the United States of America.

Unless otherwise expressly provided herein, terms used in this Agreement shall have the meanings ascribed to them in, and shall be interpreted in accordance with the provisions of, the Share Purchase Agreement.

1.02.    Principles of Construction.—(i) References to sections and articles are to Sections and Articles in this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar impact when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(ii)       Any notices required to be sent by, or to, any Fiba Shareholders pursuant to the terms of this Agreement including the notices sent in pursuit of certain consents under Section 2.02 or relating to the exercise of certain rights under Sections 2.03 and 2.04 shall be deemed to have been duly sent or received by all Fiba Shareholders, if sent or received solely by Fiba Holding.

(iii)      Fiba Holding is hereby authorised by all the other Fiba Shareholders to act on their behalf with full capacity and authority in exercising all rights expressed to be exercisable by any Fiba Shareholder under this Agreement.

ARTICLE II

SHARE TRANSFERS

2.01.    Restrictions on Share Transfers.—(a) Finansbank Shares may only be transferred in accordance with the provisions of this Agreement or the Share Purchase Agreement (in each case as well as complying, where applicable, with the Articles) (any such transaction being referred to as the “Sale” and the words “Sell”, “Sold” and “Selling” shall have similar meaning as the context requires).

(b)        Except for a transfer (i) permitted by Section 2.02, or (ii) under the caption “Purchaser’s  Call Option” in Section 2.03(A), or (iii) under the captions “Fiba Shareholders’ Tag-Along Right, “Purchaser Shareholders’ Drag-Along Right” or “Fiba Shareholders’ Put Option in Section 2.03(B) or (iv) under Section 3.03, no Fiba Shareholder shall for a period of four (4) years from the Closing Date, transfer any Fiba Shares to any person.

(c)        No Fiba Shareholder shall, otherwise than in accordance with this Agreement, at any time;

(i)         transfer any Fiba Shares;

(ii)       grant, declare, create or dispose of any right or interest in any Fiba Shares; or

(iii)      create or permit to exist any Lien or other encumbrance over any Fiba Shares.

2.02.    Conditional Share Transfers.—Any Sale of Fiba Shares between any Fiba Shareholder and any of its Affiliates, or any Sale of the Purchaser Shares between the Purchaser and any of its Affiliates, may be made provided such Affiliate has first agreed in writing to become a Party to this Agreement. An Affiliate having become a Shareholder shall have all rights and assume all obligations expressed in this Agreement as belonging to the Party from whom it purchased any Finansbank Shares provided that the Party Selling such Finansbank Shares shall continue to be jointly and severally liable with such Affiliate in respect of the punctual and exact performance by the latter of all obligations arising from this Agreement. Any Sale pursuant to this Section 2.02 shall not be subject to the provisions of Section 2.03.

2.03     (A). Right of First Offer of the Purchaser Shareholders.—If, following the fourth anniversary of the Closing Date, any Fiba Shareholder wishes to Sell any part of the Fiba Shares it then owns, it undertakes to provide a right of first offer to the Purchaser (acting on its own behalf and on behalf of the other Purchaser Shareholders). Such Fiba Shareholder shall provide the Purchaser with a written notice (the “Offer Notice”) of such intended Sale stating the number of the Fiba Shares to be Sold (the “Offered Fiba Shares”), the price per Fiba Share (the “Fiba Shares Offer Price”) (including such written records as are reasonably necessary to evidence such Offer Price), the identity of the proposed transferee, and the other terms of the intended Sale. Within 15 Business Days of receipt of the Offer Notice, the Purchaser shall inform such Fiba Shareholder in writing if it or any of its Affiliates wishes to exercise the right of first offer to buy all of the Offered Fiba Shares (but not less than all) (the “Acceptance Notice”) on the terms and conditions as stated in the Offer Notice. Upon receipt of the Acceptance Notice, such Fiba Shareholder shall Sell all of the Offered Fiba Shares to the Purchaser or its Affiliate (as applicable) on the terms stated in the Offer Notice. If the Purchaser fails to respond to the Offer Notice within this period or informs such Fiba Shareholder that it elects not to exercise its right of first offer with respect to the Offered Fiba Shares (such event being referred to as a “No Action Event”), then within forty five (45) days after the date of the Offer Notice, such Fiba Shareholder will be permitted to Sell all (but not less than all) of the Offered Fiba Shares to the proposed transferee identified in the Offer Notice at any consideration not less than the Fiba Shares Offer Price and on other terms not more favourable than those specified in the Offer Notice. Save as otherwise agreed in writing between the Parties, all Sales pursuant to this Section 2.03 (A) must be completed within forty five (45) days of the date of the Offer Notice, this period only being subject to extension by agreement of the Parties (acting reasonably) to the extent necessary to obtain required governmental and regulatory approvals and if the proposed Sale has been otherwise unconditionally agreed prior to the end of such forty five (45) day period. For the avoidance of doubt, no transfer under this provision of Section 2.03(A) shall take place unless any required governmental or regulatory approval has been obtained.

Purchaser’s Call Option.—Without prejudice to the drag along right of the Purchaser Shareholders pursuant to Section 2.03(B), at any time following:

(i)         the consummation of the Tender Offer and for a period of one (1) month thereafter; and/or

(ii)       the second anniversary of the Closing and for a period of two (2) years thereafter,

the Purchaser shall have the right and the option, but not the obligation (the “Call Option”), by delivery of a call notice (the “Call Notice”) to require the Fiba Shareholders to Sell (and, upon the exercise by the Purchaser of such right, the Fiba Shareholders shall be obligated to Sell to the Purchaser):

(a)        in respect of the period referred to in (i) above, Fiba Shares up to the difference between 50% plus one Ordinary Share of the Ordinary Shares and the total Ordinary Shares then owned by the Purchaser, at the purchase price per Fiba Share equal to the SPA Price per Ordinary Share; and

(b)        in respect of the period referred to in (ii) above, Fiba Shares which constitute a minimum of 3% of the outstanding ordinary share capital at the relevant time, at the Put/Call Option Price (the Call Option in this paragraph (b) being, for the avoidance of doubt, exercisable on one or more occasion).

If the Purchaser exercises its Call Option pursuant to Paragraph (b) above of this Section 2.03(A), the costs and expenses of calculating the Put/Call Option Price shall be borne by the Purchaser.

2.03     (B) Right of First Offer of Fiba Shareholders.—In the event that any Purchaser Shareholder wishes to Sell any part of the Purchaser Shares it then owns, it undertakes to provide a right of first offer to Fiba Holding (acting on its own behalf and on behalf of the other Fiba Shareholders) by delivering to Fiba Holding an Offer Notice (as defined in Section 2.03 (A)) of such intended Sale stating the number of the Purchaser Shares to be Sold (the “Offered Purchaser Shares”), the price per Purchaser Share (the “Purchaser Shares Offer Price”) (including such written records as are reasonably necessary to evidence such Purchaser Shares Offer Price), the identity of the proposed transferee, and the other terms of the intended Sale. Within 15 Business Days of receipt of the Offer Notice, Fiba Holding shall have the right to inform the Purchaser in writing by way of sending an Acceptance Notice if it or any of its Affiliates wishes to exercise the right of first offer to buy all of the Offered Purchaser Shares (but not less than all) on the terms and conditions as stated in the Offer Notice. Upon receipt of the Acceptance Notice, the Purchaser shall Sell all of the Offered Purchaser Shares to Fiba Holding or its Affiliate (as applicable). If Fiba Holding fails to respond to the Purchaser within this period or informs the Purchaser that it elects not to exercise its right of first offer with respect to the Offered Purchaser Shares (such event being referred to as a “No Action Event”), then within forty five (45) days after the date of the Offer Notice, such Purchaser Shareholder will be permitted to Sell all (but not less than all) of the Offered Purchaser Shares to the proposed transferee identified in the Offer Notice at any consideration not less than the Purchaser Shares Offer Price and on other terms not more favourable than those specified in the Offer Notice. Save as otherwise agreed in writing between the Parties, all Sales pursuant to this Section 2.03 (B) must be completed within forty five (45) days of the date of the Offer Notice, this period only being subject to extension by agreement of the Parties (acting reasonably) to the extent necessary to obtain required governmental and regulatory approvals and if the Sale has been otherwise unconditionally agreed prior to the end of such forty five (45) day period. For the avoidance of doubt, no transfer under this provision of Section 2.03(B) shall take place unless any required governmental or regulatory approval has been obtained.

Fiba Shareholders’ Tag-Along Right.—If at any time an Offer Notice is served by any Purchaser Shareholder on Fiba Holding pursuant to this Section 2.03 (B) and a No Action Event occurs thereupon, Fiba Shareholders shall be entitled to Sell to any Person designated by the Purchaser (in which case the Purchaser shall be obligated to procure the purchase by such Person so designated) such proportion of the number of Fiba Shares they then own which is equal to the proportion that the number of Purchaser Shares subject to the Offer Notice is to the number of Purchaser Shares then held by the Purchaser Shareholders, at the Purchaser Shares Offer Price and on the terms and conditions stated in the relevant Offer Notice. The Purchaser shall have the right but not the obligation to purchase such Fiba Shares on the same terms and conditions in lieu of procuring the purchase by its designee. The tag-along right of Fiba Shareholders shall be exercisable in the manner and upon the terms stated in the Tag/Drag-Along Agreement.

Purchaser Shareholders’ Drag-Along Right.—If at any time an Offer Notice is served by any Purchaser Shareholder on Fiba Holding pursuant to this Section 2.03(B) and a No Action Event occurs thereupon, the Purchaser shall be entitled to require, on behalf of itself and the Purchaser Shareholders, the Sale by the Fiba Shareholders to the transferee identified in the Offer Notice (in which case the Fiba Shareholders shall be obligated to Sell to the proposed transferee) such proportion of the number of Fiba Shares they then own which is equal to the proportion that the number of Purchaser Shares subject to the Offer Notice is to the number of Purchaser Shares then held by the Purchaser Shareholders, at the Purchaser Shares Offer Price and on the terms and conditions stated in the relevant Offer Notice. The Purchaser shall have the right but not the obligation to purchase such Fiba Shares on the same terms and conditions in lieu of procuring the purchase by its designee. The drag-along right of Purchaser Shareholders shall be exercisable in the manner and upon the terms stated in the Tag/Drag-Along Agreement.

Fiba Shareholders’ Put Option.—Without prejudice to the tag along right of the Fiba Shareholders stipulated in this Section 2.03 (B), at any time following the second anniversary of the Closing Date and for a period of two (2) years thereafter, Fiba Shareholders shall have the right and the option, but not the obligation (the “Put Option”), by delivery of a put notice (the “Put Notice”) on one or more occasions to require the Purchaser to purchase (and, upon the exercise by Fiba Shareholders of such right, the Purchaser shall be obligated to purchase from Fiba Shareholders) Fiba Shares which, on each such occasion, constitute a minimum of 3% of the outstanding ordinary share capital at the relevant time, at the Put/Call Option Price. If the Fiba Shareholders exercise their Put Option pursuant to this Section 2.03(B), the costs and expenses of calculating the Put/Call Option Price shall be borne by the Sellers.

2.04.    Public or Private Placements.—If (i) any Purchaser Shareholder or (ii) following the fourth anniversary of the Closing Date, any Fiba Shareholder wishes to Sell any or part of the Shares it then owns in a public or private placement, it shall comply with the provisions of Sections 2.03(A) or 2.03(B), as applicable, save that the Offer Price for the purposes of the Offer Notice shall be the volume weighted average price of the shares of the Company traded on the Istanbul Stock Exchange in the thirty (30) Business Days ending on the last Business Day prior to the date of the Offer Notice. If, in accordance with Sections 2.03(A) or 2.03(B), a No Action Event occurs in relation to any Offered Purchaser Shares or Offered Fiba Shares, then, notwithstanding anything to the contrary in Sections 2.03(A) and 2.03(B), such Party shall be free to sell all or part of the Offered Shares in a public or private placement within 10 days of the No Action Event for any consideration (whether higher or lower than the Purchaser Shares Offer Price or the Fiba Shares Offer Price, as the case may be) and on any terms (whether or not more favorable to the Purchaser or the Fiba Shareholders, as the case may be, than those set out in the Offer Notice) provided such sale is on a bona fide best-execution basis and is lead managed by at least one reputable international investment bank.

2.05     Transfer Terms.—Any Ordinary Shares to be transferred pursuant to this Agreement shall be transferred on and subject to the following terms:

(a)        the Ordinary Shares will be sold free from all Liens and other encumbrances, together with all rights of any nature attaching to them including all rights to any dividends or other distributions declared, paid or made after the date of the relevant Offer Notice;

(b)        the relevant seller (the “Transferor”) shall deliver to the relevant buyer (the “Transferee”) duly executed transfer(s) in favour of the Transferee or as it may direct, together with, if appropriate, share certificate(s) for the Ordinary Shares being transferred and a certified copy of any authority under which such transfer(s) is/are executed;

(c)        against delivery of the transfer(s), the Transferee shall pay the consideration for the Ordinary Shares to the Transferor in cleared funds for value on the completion date;

(d)        the parties shall ensure (insofar as they are able) that the relevant transfer or transfers (subject to their being duly stamped, stamp duty to be paid by the Transferee) are registered in the name of the Transferee or as it may direct;

(e)        the Transferor shall do all such other things and execute all other documents (including any deed) as the Transferee may reasonably request to give effect to the sale and purchase of the Ordinary Shares being transferred, and

(f)         for the avoidance of doubt, no such transfer shall take place unless any required governmental or regulatory approval has been obtained, and the parties shall each use reasonable endeavours to obtain such approvals.

2.06     Put/Call Option Price—(a)     For the purpose of this Agreement:

“Dividend Adjusted Equity” means, in relation to any date, the amount in YTL equal to the shareholders’ equity, on a consolidated basis, of the Company and its subsidiaries as at that date (as shown in the consolidated IFRS financial statements of the Company and its subsidiaries as at that date), minus the amount in YTL equal to the element of that shareholders’ equity which is attributable to minority interests as at that date (as shown in the consolidated IFRS financial statements of the Company and its subsidiaries as at that date), plus an amount in YTL equal to the aggregate gross amount of dividends paid in cash by the Company to holders of Ordinary Shares at any time from but excluding the Closing Date up to and including that date.

“RoAE” means the amount which is the product of the following calculation:

[Graphic to Come]

Where:

a	=	the total number of fiscal quarters of the Company falling within the RoAE Period;
Total Net Profit	=

the amount in YTL equal to the aggregate of the Quarterly Net Profit as calculated for each of the fiscal quarters in the RoAE Period; the “Quarterly Net Profit” in respect of a fiscal quarter shall be the amount in YTL which is equal to the consolidated net profit of the Company and its subsidiaries for that fiscal quarter (as shown in the applicable consolidated IFRS financial statements of the Company and its subsidiaries), minus the amount in YTL equal to the element of that consolidated net profit which is attributable to minority interests as at that date (as shown in the applicable consolidated IFRS financial statements of the Company and its subsidiaries as at that date), plus or minus the amount of any adjustment required to be made to give effect to paragraph (c) below (to the extent applicable) (for the avoidance of doubt, any Quarterly Net Profit shall be calculated excluding any gain which arises as a result of any transfer or other step which takes place at Closing);

Average Equity

the amount in YTL equal to the arithmetical average of the Dividend Adjusted Equity (in each case, plus or minus the amount of any adjustment required to be made to give effect to paragraph (c) below, to the extent applicable) at the opening of the RoAE Period (for the avoidance of doubt, reflecting the fact that Closing has occurred) and at the end of each of the fiscal quarters in the RoAE Period,

“Multiple” means: 3.5 if the RoAE is 25 or higher; or 3 if the RoAE is less than 25 but higher than or equal to 23; or 2.5 if the RoAE is less than 23.

“Option Notice” means any Put Notice, Change of Control Put Notice or relevant Call Notice served pursuant to Section 2.03.

“Put/Call Auditors” means the statutory auditors of the Company as at the date the Option Notice is served;

“Put/Call Option Price” means the USD Equivalent (as determined as at the date on which the relevant Option Notice is served) of the sum resulting from the following calculation:

[Graphic to Come]

Where:

v	=

the amount equal to the aggregate gross amount of dividends paid in cash in respect of the Ordinary Shares which are the subject of the relevant Option Notice during the period between the Closing Date and the date on which the transfer of such Ordinary Shares is completed

w	=	the number of Ordinary Shares which are the subject of the Option Notice
y	=

the Dividend Adjusted Equity as at the end of the RoAE Period, minus an amount equal to the total cash received by the Company during the RoAE Period pursuant to the issue of any new shares in the capital of the Company

z	=	the total number of Ordinary Shares outstanding as at the end of the RoAE Period excluding any new shares issued by the Company for any increase in its share capital for cash during the RoAE Period.

“RoAE Period” means the period from and including the  first full fiscal quarter immediately following the fiscal quarter during which Closing takes place, to and including the last full fiscal quarter immediately prior to the fiscal quarter during which the Option Notice is served.

(b)        The Parties shall, within 10 Business Days after the Option Notice has been served, procure that the Put/Call Auditor is instructed by the Company and at the Company’s expense to calculate the RoAE and each of the amounts forming part of that calculation in accordance with this Section 2.06 and the Put/Call Option Price and deliver its determination of each of them to the Parties, together with reasonable supporting calculations, within 20 Business Days of being instructed. Each such calculation shall, for the avoidance of doubt, be based solely on the quarterly consolidated IFRS financial statements actually prepared by the Company in the ordinary course and the only adjustments that will be made to the amounts derived from those statements will be those which are required under paragraph (c) below or under the terms of the applicable definition in paragraph (a) above. The Parties will each exercise their respective powers to ensure that the Company prepares such other financial information, and that the Put/Call Auditors are given such access to the Company’s books and records (including papers in relation to accounts and audits conducted in respect of relevant completed financial periods), as is in each case reasonably necessary to enable the Put/Call Auditors to make the calculation. The Put/Call Auditors’ determination of the RoAE and each of the amounts forming part of that calculation and also of the Put/Call Option Price shall be final and binding on the Parties for the purpose of this Agreement, in the absence of manifest error, and in making its determination the Put/Call Auditor shall act as expert and not as arbitrator.

(c)        For the purposes of calculating the RoAE only (but not for the purposes of calculating the Put/Call Option Price once the RoAE has been determined):

(i)         if:

(A)       a one-off provision in respect of any cash or non cash loan that was outstanding in favour of the Company (or any of its subsidiaries) immediately after Closing, or a one-off provision for any impairment loss in respect of any tangible or intangible asset owned by the Company (or any of its subsidiaries) immediately after Closing, is included in Closing Date Financial Statements; and

(B)       that one-off provision would not have been included in the Closing Date Financial Statements, or the amount of the one-off provision included is greater than it would have been, if the Closing Date Financial Statements had, in relation to the relevant loan or asset, been prepared in a manner consistent with the accounting policies and procedures (together, the “Pro Forma Policies”) adopted in the preparation of the Balance Sheet Date Pro Forma Financial Statements; and

(C)       an equivalent one-off provision in respect of the relevant loan or asset is included in any consolidated quarterly financial statements of the Company in respect of any fiscal quarter falling within the RoAE Period and that one-off provision continues to exceed the amount (if any) of the provision that would have been included in those statements if, in relation to the relevant loan or asset, those statements had been prepared in accordance with the Pro Forma Policies, having regard to the facts and circumstances as at the date those statements are prepared, then the Quarterly Net Profit for the fiscal quarter during which that provision is made, and the Dividend Adjusted Equity as at the date of the first consolidated quarterly financial statements of the Company and its subsidiaries in which that provision is reflected and as at any subsequent date at which a Dividend Adjusted Equity is calculated for the purposes of the calculation of the RoAE, shall each be recalcuated as if the approach taken to provisioning in respect of the relevant loan or asset had been in accordance with the Pro Forma Policies. For the avoidance of doubt:

(aa)      this recalculation shall only be made for the purpose of the calculation of the RoAE and no such adjustment shall be made to the Dividend Adjusted Equity calculated as at the end of the Overall RoE period for use in the calculation of the Put/Call Option Price; and

(bb)     if, at any time after such a one-off provision has been made, there is a change in facts or circumstances relating to the relevant loan or asset and, as a result it would be in accordance with the Pro Forma Policies to make provision, or increase the amount of provision made, in respect of that loan or asset, then a provision, or increased provision, shall be deemed to have been made at that point and shall be reflected in the Quarterly Net Profit for the fiscal quarter in which that change in facts or circumstances occurs, and in the Dividend Adjusted Equity as at any date from and including the date that change in facts and circumstances occurs; and

(ii)       if the accounting treatment given to the Founders’ Shares and/or to dividends in respect of the Founders’ Shares in the consolidated IFRS financial statements of the Company and its subsidiaries as at any date after Closing is different to the accounting treatment given to the Founders’ Shares and to dividends in respect of Founders’ Shares in the Balance Sheet Date Financial Statements (the “2005 Treatments”), then (as applicable) the Quarterly Net Profit for the fiscal quarter ending on that date and the Dividend Adjusted Equity as at that date shall be recalculated as if the accounting treatment given to the Founders’ Shares and the dividends in respect of Founders’ Shares in those financial statements had been the 2005 Treatments.

(d)        The Purchaser shall procure that none of the Founders’ Shares are redeemed or purchased by the Company prior to the fourth anniversary of Closing.

(e)        The Purchaser agrees that, save as may be required by law or regulation or by any governmental or regulatory authority (including, without limitation, the Turkish Capital Markets Board), the Purchaser will vote all Ordinary Shares held by it to procure that the Company does not, prior to the fourth anniversary of the Closing Date or the date on which the Fiba Shareholders cease to hold any Fiba Shares, whichever is the earlier, pay any cash dividend.

ARTICLE III

GOVERNANCE AND MANAGEMENT OF THE COMPANY

3.01.    Public Listing.—The Parties agree and undertake to vote all Finansbank Shares they then own to maintain the Company’s listing on the Istanbul Stock Exchange for as long as the Finansbank Shares held in public hands (for the avoidance of doubt, excluding any Finansbank Shares owned by any one of them or their respective Affiliates) represent at least five (5)% of the share capital of the Company.

3.01(A).   Board of Directors.—The Parties agree that the number of Directors shall be seven (7) at a minumum and not be subject to any maximum number and that the Purchaser shall be entitled to increase the overall size of the Board of Directors at its discretion.

3.02.    Fiba Shareholders’ Right to Participate in Management.—Until the date Fiba Shareholders no longer hold Fiba Shares representing at least five (5)% of the Ordinary Shares, the Purchaser shall ensure the appointment of two (2) Directors as nominated by Fiba Holding. If the Fiba Shareholders cease to hold Fiba Shares representing at least five (5)% of the Ordinary Shares, upon written request by the Purchaser, the Fiba Shareholders shall ensure that all the Directors appointed by it resign and the resignation(s) take effect without any liability on the Company for compensation for loss of office or otherwise.

3.03.    Change of Control.—(a) Following a Change of Control of the Purchaser after Closing, the Fiba Shareholders shall at any time within 20 Business Days thereafter have the right and the option, but not the obligation (the “Change of Control Put Option”), by delivery of written notice (the “Change of Control Put Notice”) to require the Purchaser Shareholders to purchase (and, upon the exercise by Fiba Shareholders of such right, the Purchaser Shareholders shall be obligated to purchase from the Fiba Shareholders) all Fiba Shares they all then own (and not some only) at the purchase price per Fiba Share equal to the Put/Call Option Price.

(b)        For the avoidance of doubt, the rights and benefits set out in this Section 3.03 are granted to the Fiba Shareholders in addition to those set out in Section 2.03, including the rights granted under the paragraph captioned “Fiba Shareholders’ Put Option”. Fiba Shareholders shall be entitled to exercise their Put Option pursuant to the terms set out in Section 2.03 (B) regardless of the occurence of a Change of Control with respect to the other Purchaser.

3.04.    Voting and Shareholder Arrangements.—(a) For the period from the Closing Date until the date on which the Purchaser’s right to exercise the Call Option pursuant to Section 2.03(A)(i) above expires, upon the written request of the Purchaser, the Fiba Shareholders agree and undertake to attend any general meetings of the Company and to vote such number of Fiba Shares they then own as is equal to the difference between 50.01% of the Ordinary Shares and the total number Ordinary Shares then owned by the Purchaser, in accordance with the instructions and directions of the Purchaser.

(b)        The Fiba Shareholders agree to attend all general meetings of the Company, and to vote all Ordinary Shares they then own (i) in accordance with any recommendations of the Board of Directors which the Directors nominated by Fiba Holding have not voted against at the relevant meeting of the Board, and (ii) otherwise to give effect to the provisions of this Agreement, the Share Purchase Agreement and the Articles.

(c)        If there is any dispute between the Purchaser (or any of its Affiliates) and the Sellers (or any of the its Affiliates including, after Closing, the International Subsidiaries) under the Share Purchase Agreement or any agreement entered into pursuant thereto, the Parties agree to procure that confidential information prepared for the Board of Directors relating to such dispute shall not be provided to any Director nominated by the Sellers pursuant to Section 3.01 and that any such Director shall refrain from attending that part of the meeting  and voting in respect thereto at any meeting of the Board of Directors where such dispute (or the subject matter of such dispute) is tabled or discussed.

3.05     Joint and Several Obligations.—The liability of the Fiba Shareholders under this Agreement shall be joint and several (both in respect of any covenant or obligation expressed as one of an individual Fiba Shareholders and any expressed as one of the Fiba Shareholders or more than one of them). If any undertaking under this Agreement is expressed to be an obligation of more than one Fiba Shareholder, it shall be construed as a joint and several obligation all of the Fiba Shareholders. Each of the Fiba Shareholders unconditionally and irrevocably guarantees to the Purchaser, as a continuing obligation and as primary obligor and not merely as surety, that it and each of the other Fiba Shareholders will comply properly and punctually with their obligations under this Agreement.

ARTICLE IV

TERM AND TERMINATION

4.01.    Effectiveness; Termination.—This Agreement shall take effect on the date hereof upon the exchange of the duly executed copies of this Agreement between the Parties and shall terminate, other than Sections 1.01, 1.02, 4.02, 5.01, 5.02, 5.03, 5.07, 5.08, 5.09 and 5.10;

(a)        upon the mutual written agreement of the Parties;

(b)        at 18:00 (Istanbul time) on such date when, as the case may be, there cease to be any Fiba Shares held by the Fiba Shareholders or there cease to be any Purchaser Shares held by the Purchaser Shareholders;

(c)        at the election of one Party, if any member of the other Party is subject to an order of a court of competent jurisdiction, or a resolution is passed, for the dissolution or administration of that Party otherwise than in the course of a reorganisation or restructuring (which has been previously approved in writing by the Party not undertaking the reorganisation or restructuring, such approval not to be unreasonably withheld or delayed);

(d)        at the election of one Party, if any Person takes any step to appoint a liquidator or other similar officer in respect of any assets which include either (i) the Finansbank Shares held by the other Party, or (ii) shares in the other Party or any company that has, directly or indirectly, a Controlling Interest in it; or

(e)        at the election of one Party, if the other Party convenes a meeting of its creditors or makes or proposes any arrangement or composition with, or any assignment for the benefit of, its creditors.

4.02.    Effect of Termination.—If this Agreement is validly terminated pursuant to Section 4.01 (a), this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Parties (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as otherwise expressly provided in this Agreement. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 4.01, the Purchaser Shareholders will remain liable to Fiba Shareholders for any breach of this Agreement by the Purchaser Shareholders prior to such termination, and Fiba Shareholders will remain liable to the Purchaser Shareholders for any breach of this Agreement by any Fiba Shareholder prior to such termination, and the appropriate Party pursuant to the foregoing may seek such remedies, including damages and attorneys fees, against the other Party with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

ARTICLE V

MISCELLANEOUS

5.01.    Entire Agreement.—This Agreement and the Share Purchase Agreement and all documents delivered as part of this Agreement or the Share Purchase Agreement or which are incorporated as part of this Agreement or the Share Purchase Agreement by reference constitute and contain the entire agreement between the Parties and, replace in its entirety any and all agreements, arrangements and understandings between the Parties with respect to the subject matter hereof.

5.02.    Notices.—All notices, requests and communications hereunder must be in writing and will be deemed duly given only if delivered to the Parties at the following addresses or facsimile numbers.

(a)                        if to the Fiba Shareholders:
FIBA Holding A.S.
Buyukdere Caddesi No. 129/5
Mecidiyekoy, Sisli
Istanbul, Turkey
Attention: Husnu Ozyegin

with copy to the attention of: Kerem Moroli

(b)                       if to the Purchaser, to it at :
Aiolou 86,
Athens 10232, Greece,
Attention: The Chairman/Chief Executive Officer

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 5.02, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 5.02, be deemed given upon receipt, and (c) if delivered by recognized international courier to the address as provided in this Section 5.02, be deemed given upon confirmed receipt, and (d) if sent by letter or cable, upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 5.02 and provided that where delivery occurs out of Working Hours, it shall be deemed to have been received at the start of Working Hours on the next following Business Day). Any Party from time to time may change its address, facsimile number or the other information for the purpose of notices to that Party by giving written notice specifying such change to the other Parties hereto.

5.03.    Publicity and Confidentiality.—(a) Except, as ordered or required by any applicable law or competent judicial, governmental or other authority or in accordance with the requirements of any securities exchange, no Party shall issue any press release or make any other public statement related to this Agreement or any of the transactions contemplated by this Agreement without obtaining the prior written approval of the other Party (not to be unreasonably withheld or delayed) as to the contents and the manner of presentation and publication of such press release or public statement, or use the other Party’s name or tradename or any trademark or other intellectual property right of the Party without obtaining the prior approval of the other Party as to the manner of such use.

(b)        Each of the Fiba Shareholders agrees to keep in strictest confidence all information relating to or acquired (i) from the Purchaser in connection with the performance of this Agreement or (ii) through participation in the ownership or management of the Company. Each of the Purchaser Shareholders agrees to keep in strictest confidence all information relating to or acquired from the Fiba Shareholders in connection with the performance of this Agreement. Each Party agrees that it will not publish, communicate, divulge, disclose or use any information described in the preceding sentences without the prior written consent of the other Party, except as expressly provided herein. The restriction contained in this Section 5.03 (b) shall not apply with respect to: (i) information which at the time of disclosure was in the public domain unless the same occurs in consequence of the breach hereof by the receiving Party; (ii) information which can be demonstrated to have been independently developed by the receiving Party or acquired from a third party which did not itself acquire such information with restrictions on further dissemination directly or indirectly from the disclosing Party; (iii) information which the Parties have agreed is no longer confidential; and (iv) information ordered or required to be disclosed by any applicable law or competent judicial, governmental or other authority or in accordance with the requirements of any stock exchange or securities regulation.

5.04.    Assignment; Successors and Assigns.—(a) Other than to a Party’s Affiliate (in which case the assigning Party must continue to be jointly and severally liable with such Affiliate in respect of the punctual and exact performance by the latter of all obligations arising from this Agreement) no interest of any Party to this Agreement may be assigned or otherwise transferred except with the prior written consent of the other Party and is further subject to required government approvals.

(b)        This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assignees.

5.05.    Waiver.—Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

5.06.    Amendment.—This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

5.07.    Governing Law.—This Agreement shall be governed by and construed in accordance with the laws of the Republic of Turkey, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws another jurisdiction.

5.08.    Arbitration.—All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The first arbitrator will be appointed by the Party initiating the arbitration proceedings simultaneously with its demand for arbitration, the second one of which will be appointed by the other Party within twenty (20) Business Days of the date on which it has received notice of the demand for arbitration and the third one of which (who shall act as Chairman of the arbitration panel) will be designated by agreement of the first two within twenty (20) Business Days from the appointment of the second Arbitrator or, failing such agreement, the International Chamber of Commerce Court of Arbitration, which will also designate (A) the second arbitrator if the Party required to make such designation will not have done so within the period indicated above; and (B) the replacement of any arbitrator who is unable or unwilling to serve or to continue to serve as such, but only in the event that such replacement has not been designated by the Party which appointed the arbitrator to be replaced within twenty (20) Business Days from the date on which such arbitrator resigned or otherwise ceased from office or, in the case of the Chairman, by agreement of the other two Arbitrators. The place of arbitration shall be Paris, France. The language to be used in the arbitral proceedings shall be English.

The expenses of the arbitration proceedings referred to in this section shall be borne by the Parties in accordance with the applicable determinations of the Arbitration Tribunal.

The Fiba Shareholders and the Purchaser hereby designate their respective addresses for the giving of notice, as set forth in section 5.02 as their respective domiciles at which service of process may be made in any arbitration, legal action or proceeding arising hereunder. The Fiba Shareholders and the Purchaser may change such address, except that each such address shall always be, as to the Fiba Shareholders, within the geographical area encompassed (as of the date of this Agreement) by the boundaries of Turkey and, as to thePurchaser , within the geographical area encompassed (as the same date) by the boundaries of Turkey.

5.09.    Interpretation.—(a) If any provision contained in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (i) any other provision of this Agreement or any such other document in such jurisdiction or (ii) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

(b)        The Parties hereby acknowledge and agree that if there shall be at any time a conflict, misinterpretation or discrepancy between this Agreement and the Articles, the provisions of this Agreement shall prevail among the Parties.

(c)        This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language or accompanied by an English translation thereof and the English version thereof shall govern for purposes hereof in any conflict with any non-English version.

(d)        No provision of this Agreement shall be interpreted against the interest of a Party merely because that Party drafted the provision.

5.10.    Costs.—Each of the parties shall pay its own costs and expenses in connection with the negotiation, preparation and carrying into effect of this Agreement.

5.11.    No Partnership.—Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

5.12.    Further Assurance.—(a) Each of the Parties shall do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to the terms of this Agreement.

(b)        The Parties covenant to and agree with each other that so long as this Agreement is in effect each of them shall vote its Finansbank Shares so as to give effect to the provisions of this Agreement and to the rights granted hereunder and under the Articles.

5.13     No Further Funding.—The Parties intend that the Company and its subsidiaries should be self-financing. None of the Parties are obliged to contribute further funds or participate in any guarantee or similar undertaking for the benefit of the Company or of any of its subsidiaries.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed in their respective names as of the date first above written;

Fiba Holding A.S.		Purchaser

By:		By:
	Name: Title:		Name: Title:

Girisim Factoring A.S.

By:
Name: Title:

Fiba Factoring Hizmetleri A.S.

By:
Name:
Title:

EXHIBIT I

TAG/DRAG ALONG AGREEMENT

This TAG/DRAG ALONG AGREEMENT (“Agreement”), dated as of [•], 2006 by and between National Bank of Greece S.A., a société anonyme organized under the laws of  the Republic of Greece (the “Purchaser”), on one side, and Fiba Holding A.S. (“Fiba Holding”), Girisim Factoring A.S. and Fiba Factoring Hizmetleri A.S., each a joint stock company organized under the laws of the Republic of Turkey (Fiba Holding, Girisim Factoring A.S. and Fiba Factoring Hizmetleri A.S., are collectively referred to as “Fiba Shareholders”) on the other side;

WHEREAS:

By a SHARE PURCHASE AND SALE AGREEMENT (“SPA”) dated 3 April, 2006 by and between the Purchaser and Fiba Shareholders, the Purchaser agreed to acquire (the “Acquisition”) from Fiba Shareholders the Purchaser Shares (as defined in SHA) representing 46% of the ordinary share capital and 100 Founders’ Shares (as defined in the SPA) of Finansbank A.S., a listed joint stock corporation organized under the laws of Turkey (the “Company”) on the terms and conditions stated therein and,

By a SHAREHOLDERS’ AGREEMENT (“SHA”) dated 18 August, 2006 by and between Fiba Shareholders and the Purchaser, the Fiba Shareholders and the Purchaser agreed upon certain terms, among others, relating to the transfer of the Shares they own in the Company, and their respective rights and obligations in case of such transfer.

NOW, THEREFORE, the Parties to this Agreement wish to set forth the manner and the terms which their certain rights and obligations arising from the SHA shall be exercised and performed, and agree as follows;

ARTICLE I

DEFINITIONS

1.01.    Definitions.—(a) Unless otherwise defined herein, capitalized terms and definitions used in this Agreement shall have the meanings as specified in the SHA and, failing that, the SPA.

(b)        Wherever used in this Agreement, the following terms shall have the meanings set forth below:

“Closing” : shall mean the consummation of the purchase and sale of the Tag Along Shares or Drag Along Shares, as applicable, pursuant to the terms of this Agreement.

“Closing Date” : shall mean the date of completion of the sale of the Offered Purchaser Shares to the proposed transferee identified in the Offer Notice, or such other date as the Fiba Shareholders and the Purchaser may agree.

“Drag Along Event” : shall mean the occurrence of the event described in Section 2.03 (B) of the SHA under the paragraph captioned “Purchaser Shareholders’ Tag Along Right”.

“Drag Along Notice” : shall mean the notice given to Fiba Holdings, on behalf of the Fiba Shareholders, by the Purchaser in connection with the exercise of the Drag Along Right, substantially in the form in Exhibit B hereto.

“Drag Along Purchase Price” : shall mean the purchase price payable for the acquisition of the Drag Along Shares which is the Purchaser Shares Offer Price multiplied by the number of Fiba Shares forming the Drag Along Shares.

“Drag Along Right” : shall mean the right and the option of the Purchaser Shareholders exercisable upon the occurrence of a Drag Along Event.

“Drag Along Shares” : shall mean the number of Fiba Shares which is such proportion of the Fiba Shares owned by the Fiba Shareholders on the date the Offer Notice is sent to the Fiba Shareholders pursuant to the terms of Section 2.03 (B) of the SHA as is equal to the proportion that the number of Purchaser Shares subject to the relevant Offer Notice is to the number of Purchaser Shares then held by the Purchaser Shareholders.

“Exercise Period” : shall mean the period commencing from the first Business Day (inclusive) immediately after the occurrence of a Tag Along Event or a Drag Along Event, as applicable, and ending five (5) Business Days (inclusive) thereafter.

“Person” : shall mean an individual, partnership, joint venture, company, trust, unincorporated organization, government or other entity.

“Tag Along Event” : shall mean the occurrence of the event described in Section 2.03 (B) of the SHA under the paragraph captioned “Fiba Shareholders’ Tag Along Right”.

“Tag Along Notice” : shall mean the notice given to the Purchaser by any Fiba Shareholder in connection with the exercise of the Tag Along Right, substantially in the form in Exhibit A hereto.

“Tag Along Purchase Price” : shall mean the purchase price payable for the acquisition of the Tag Along Shares which is the Purchaser Shares Offer Price multiplied by the number of Fiba Shares forming the Tag Along Shares.

“Tag Along Right” : shall mean the right and the option of the Fiba Shareholders exercisable upon the occurrence of a Tag Along Event.

“Tag Along Shares” : shall mean the number of Fiba Shares which is such proportion of the Fiba Shares owned by the Fiba Shareholders on the date the Offer Notice is sent to the Fiba Shareholders pursuant to the terms of Section 2.03 (B) of the SHA as is equal to the proportion that the number of Purchaser Shares subject to the relevant Offer Notice is to the number of Purchaser Shares then held by the Purchaser Shareholders.

1.02.    Principles of Construction.—(a) References to sections and articles are to Sections and Articles in this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar impact when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b)        Any notices required to be sent by, or to, any Fiba Shareholder pursuant to the terms of this Agreement including the notices sent in pursuit of certain consents under Section 2.01 shall be deemed to have been duly sent or received by all Fiba Shareholders, if sent or received merely by Fiba Holding.

(c)        Fiba Holding is hereby authorised by all the other Fiba Shareholders to act on their behalf with full capacity and authority in exercising all rights expressed to be exercisable by any Fiba Shareholder under this Agreement.

(d)        Purchaser may designate an Affiliate or an unrelated third Person to purchase the Tag Along Shares provided that such designation is notified to the Fiba Shareholders in writing delivered two (2) Business Days prior to the Closing Date. No such designee shall have any right or obligation under this Agreement other than to take title to the Tag Along Shares and pay the Tag Along Purchase Price. No such designation, however, shall relieve the Purchaser of its primary obligation to procure a purchaser to acquire, or to acquire itself, the Tag Along Shares in accordance with the terms of this Agreement.

ARTICLE II

EXERCISE OF THE TAG ALONG AND DRAG ALONG RIGHTS

2.01.    Tag Along Right.—In the event that a Tag Along Event occurs, the Fiba Shareholders shall have the right and the option to require the Purchaser by delivery, not later than 17:00 Istanbul time on the last day of the Exercise Period, of a Tag Along Notice to the Purchaser, to purchase all of the Tag Along Shares from the Fiba Shareholders. Upon exercise of the Tag Along Right, the Purchaser shall have the option to purchase (but shall not be obliged so to do) or shall procure a purchaser to purchase from the Fiba Shareholders all of the Tag Along Shares at the Purchaser Shares Offer Price per Tag Along Share and on and subject to the terms and conditions stated in the Offer Notice. The Purchaser shall not complete the transfer of its shares to the  proposed transferee identified in the Offer Notice unless the sale and purchase of the Tag Along Shares is completed simultaneously with the Offered Purchaser Shares in accordance with the terms of this Agreement and the SHA.

2.02.    Drag Along Right. - In the event that a Drag Along Event occurs, the Purchaser Shareholder shall have the right to require the Fiba Shareholders to transfer the Drag Along Shares to the proposed transferee identified in the Offer Notice by delivery, not later than 17:00 Istanbul time on the last day of the Exercise Period, of a Drag Along Notice to Fiba Holding.

2.03.    Closing.—The Closing shall take place at the address provided for notices to be sent to Fiba Holding (as amended in writing by Fiba Holding from time to time) in Section 5.02 of the SHA at the same time as completion of the sale of the Offered Purchaser Shares to the proposed transferee identified in the Offer Notice.

On the Closing Date, Purchaser shall pay, or cause to be paid, to the Fiba Shareholders the Tag Along Purchase Price or the Drag Along Purchase Price, as applicable, in accordance with the applicable provisions of this Agreement and the Fiba Shareholders shall execute and deliver, or cause to be executed and delivered, such transfer or other instruments as may be necessary to effectively transfer to the Purchaser, or such other person as the Purchaser may designate, all its title, right and interest in and to the Tag Along Shares or the Drag Along Shares, as applicable. The Fiba Shareholders shall also deliver to the Purchaser, on the Closing Date, a certified copy of any authority under which such transfer or other instruments are executed.

The Shares transferred pursuant to this Agreement shall be sold free from all Liens and other encumbrances, together with all rights of any nature attaching to them including all rights to any dividends or other distributions declared, paid or made after the date of the relevant Offer Notice. Payment such Shares shall be made against delivery of the transfers and other documents referred to in this Section 2.03.

2.04.    Expiry of the Tag/Drag Along Right.—In the event that no Tag Along Right or Drag Along Right is exercised within the period as set forth hereunder, the Tag Along Right and Drag Along Right with respect to the relevant Tag Along Event and Drag Along Event, as applicable, shall be deemed to expire and the Purchaser shall not be obligated to purchase, or procure the purchase of, any Tag Along Shares from the Fiba Shareholders and the Fiba Shareholders shall not be obligated to sell any Drag Along Shares to the Purchaser, as applicable.

2.05.    Further Assurance. - The Parties shall do all such other things and execute all other documents (including any deed) as may reasonably be required to give effect to the sale and purchase of any Shares pursuant to this Agreement.

ARTICLE III

MISCELLANEOUS

3.01.    Inseparable part.—This Agreement is an integral part of the SHA.

3.02.    Notices.—All notices under this Agreement shall be delivered in accordance with Section 5.02 of the SHA.

3.03.    Applicable Law.—This Agreement shall be governed by and construed in accordance with the laws of the Republic of Turkey, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

3.04.    Jurisdiction.—Any dispute, controversy or claim arising out of or in connection with this Agreement, if not amicably resolved by the Parties within 30 days of notification thereof, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) specified under Section 5.08 of the SHA.

3.05.    Conflict.—The Parties hereby agree that in the absence of a provision in this Agreement or in the event there is any conflict between the provisions of this Agreement and the SHA, the provisions of the SHA shall prevail.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed in their respective names as of the date first above written;

Fiba Holding A.S.		Purchaser

By:		By:
	Name: Title:		Name: Title:

Girisim Factoring A.S.

By:
Name: Title:

Fiba Factoring Hizmetleri A.S.

By:
Name:
Title:

EXHIBIT A

TAG ALONG NOTICE

(To be executed by the Fiba Shareholders to exercise the right to require the Purchaser to purchase the Tag Along Shares under the foregoing Tag Along Right)

To: The Purchaser

The undersigned is Fiba Holding A.S, a company organized under the laws of Turkey (“Fiba Holding”).

1.                              The Tag Along Right is currently exercisable to sell a total of                   Tag Along Shares.

2.                              The undersigned Fiba Holding hereby exercises its right to sell                      Tag Along Shares pursuant to the Tag Along Right.

3.                              Pursuant to this exercise of the Tag Along Right:

                                        ------ The Fiba Shareholder shall deliver to the Purchaser or any Person designated by the Purchaser                           Tag Along Shares in accordance with the terms of this Tag Along Right.

4.                              The Tag Along Purchase Price is $                                  .

Dated:	Name of Fiba Shareholder/
Fiba Holding A.S
on behalf of all Fiba Shareholders

By:
Name:
Title:

EXHIBIT B

DRAG ALONG NOTICE

(To be executed by the Purchaser Shareholders to exercise the right to require the Fiba Shareholders to sell the Drag Along Shares under the foregoing Drag Along Right)

To:                    Fiba Holdings
on behalf of all Fiba Shareholders

The undersigned is National Bank of Greece A.S, a société anonyme organized under the laws of Greece (“NBG”).

1.                              The Drag Along Right is currently exercisable to sell a total of                        Drag Along Shares.

2.                              The undersigned NBG hereby exercises its right to require the Fiba Shareholders to sell                      Drag Along Shares pursuant to the Drag Along Right.

3.                              Pursuant to this exercise of the Drag Along Right:

                                        ------ The Fiba Shareholders shall deliver to NBG or any Person designated by NBG                                Tag Along Shares in accordance with the terms of this Drag Along Right.

4.                              The Drag Along Purchase Price is $                             .

Dated:	on behalf of National Bank of Greece A.S.

By:
Name:
Title: